UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2006
WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-32883 (Commission File Number)	13-4088127 (IRS Employer Identification Number)

5677 Airline Road, Arlington, Tennessee (Address of principal executive offices)	38002 (Zip Code)
Registrant’s telephone number, including area code: (901) 867-9971
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On June 30, 2006, we entered into a credit agreement with a group of banks led by Bank of America, N.A. The new credit agreement provides for a $100 million revolving credit facility, which can be increased by up to $50 million at our request and subject to the agreement of our lenders. We currently have no borrowings outstanding under the new credit facility.
Borrowings under the new credit facility will bear interest at the sum of a base rate and an applicable rate depending on the type of loan and our consolidated leverage ratio. The payment of our indebtedness under the new credit facility is secured by pledges of 100% of the capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries, and is guaranteed by our domestic subsidiaries. The new credit agreement contains customary financial and non-financial covenants. Upon the occurrence of an event of default, the lenders may declare that all principal, interest and other amounts owed are immediately due and payable and may exercise any other available right or remedy. The events of default include, without limitation, non-payment of amounts owed, failure to perform covenants, breach of representations and warranties, institution of insolvency proceedings, entry of certain judgments, and occurrence of a change in control. The new credit facility matures on June 30, 2011. A copy of the new credit agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.
On June 30, 2006, we paid $3.8 million to retire the indebtedness under our existing credit facility with a group of lenders led by JPMorgan Chase Bank, cancelled the credit facility, and terminated the related credit agreement. We incurred no penalty as a result of the prepayment of the indebtedness, the cancellation of the credit facility, or the termination of the credit agreement.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On July 5, 2006, our board of directors elected Robert J. Quillinan to fill a vacancy on the board of directors. The board of directors has determined that Mr. Quillinan is independent as defined in Nasdaq’s listing standards. Mr. Quillinan, age 59, retired in 2003 following a 23-year career with Coherent, Inc., a leading supplier of lasers, precision optics, and related accessories used in commercial and scientific research applications. At Coherent, Inc., Mr. Quillinan served as Executive Vice President of Mergers and Acquisitions from 2002 to 2003, Executive Vice President and Chief Financial Officer from 1984 to 2002, Vice President and Treasurer from 1982 to 1984, and Corporate Controller from 1980 to 1982. He was the Director of Financial Services for Synertek, Inc., from 1978 to 1980 and an audit manager for Main, LaFrentz & Co. from 1971 to 1978. Mr. Quillinan is a director of Coherent, Inc. and Reliant Technologies, Inc. and serves on the advisory board of ORBID Corp.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits.

Exhibit
Number	Description

10.1	Credit Agreement dated as of June 30, 2006, among Wright Medical Group, Inc., as the Borrower; the domestic subsidiaries of the Borrower, as the Guarantors; the Lenders named therein; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and SunTrust Bank, as Syndication Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: July 7, 2006

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Gary D. Henley
Gary D. Henley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Credit Agreement dated as of June 30, 2006, among Wright Medical Group, Inc., as the Borrower; the domestic subsidiaries of the Borrower, as the Guarantors; the Lenders named therein; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and SunTrust Bank, as Syndication Agent.